AMENDMENT NO. 4 TO CREDIT AGREEMENT
THIS AMENDMENT NO. 4 TO CREDIT AGREEMENT (this “Amendment”), entered into as of July 29, 2015, is by and between Koss Corporation, a Delaware corporation (“Borrower”), and JPMorgan Chase Bank, N.A. (“Lender”) under the Credit Agreement defined below.
W I T N E S S E T H:
WHEREAS, Borrower and Lender entered into that certain Credit Agreement dated as of May 12, 2010 (as amended to date, the “Credit Agreement”), pursuant to which Lender agreed to extend credit to Borrower upon the terms and subject to the conditions set forth therein; and
WHEREAS, Borrower has requested that Lender enter into this Amendment for the purpose of making certain modifications and amendments to the Credit Agreement as described herein, and Lender is willing to agree to such modifications, all on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereto hereby agree as follows:
1.Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings given to such terms by the Credit Agreement as amended hereby.
2.    Amendments. Upon satisfaction of the conditions set forth in Section 3 below, the Credit Agreement shall be amended as follows:

a.	All references to the Credit Agreement in the Credit Agreement or any of the Loan Documents shall refer to the Credit Agreement as amended hereby.

b.	Section 1.01 (Defined Terms) shall be amended as follows:
i.    The definition of “Adjusted One Month LIBO Rate” set forth therein shall be amended to read as follows:
“Adjusted One Month LIBO Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the Adjusted LIBO Rate for a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day; provided further, that, if the LIBO Screen Rate at such time shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

ii.    The definition of “Change in Law” set forth therein shall be amended to read as follows:
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by the Lender (or, for purposes of Section 2.14(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
iii.    Clause (k) of the definition of “Eligible Accounts” is amended to read as follows:
(k)    which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada, (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to Lender which is in the possession of, and has been assigned to, Lender, or (iii) is a Sanctioned Person.
iv.    The definition of “Eligible Inventory” shall be amended to add a new clause (p) to read as follows:
(p)    which has been acquired from a Sanctioned Person.
v.    The definition of “Federal Funds Effective Rate” set forth therein shall be amended to read as follows:
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the

Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
vi.    The definition of “LIBO Rate” set forth therein shall be amended to read as follows:
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any CB Floating Rate Loan, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Lender in its reasonable discretion; in each case, the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if any LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.13 in the event that the Lender shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with a CB Floating Rate Loan, such rate shall be determined as modified by the definition of Adjusted One Month LIBO Rate.
vii.    The definition of “Maturity Date” set forth therein shall be amended to read as follows:

“Maturity Date” means July 31, 2016, or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
viii.    The following new definitions shall be added to Section 1.01 in appropriate alphabetical order as follows:
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Fourth Amendment Effective Date” means the date on which the conditions to effectiveness of the Amendment No. 4 to Credit Agreement dated as of July 29, 2015 are satisfied.
“Impacted Interest Period” shall have the meaning set forth in the definition of LIBO Rate.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“LIBO Screen Rate” shall have the meaning set forth in the definition of LIBO Rate.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

c.	A new Section 3.17 shall be added to read in its entirety as follows:
SECTION 3.21. Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower, any Subsidiary or, to the knowledge of Borrower or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of Borrower or any Subsidiary, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

d.	Section 5.07 (Compliance with Laws) shall be amended to add the following sentence to the end of such section:
Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

e.	Section 5.08 (Use of Proceeds and Letter of Credit) will be amended to add the following s to the end of such section:
Borrower will not request any Borrowing or Letter of Credit, and Borrower shall not use, and Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

f.	Section 6.12(a) shall be amended in its entirety to read as follows:
(a)    Minimum EBITDA. Borrower will not permit its EBITDA, determined as of the last day of each fiscal quarter of the Borrower for the twelve month period then ending, commencing with the fiscal quarter of the Borrower ending September 30, 2015, to be less than $1,600,000.
3.    Conditions: Notwithstanding the foregoing, this Amendment shall not become effective unless and until Lender receives:
a.    a fully-executed copy of this Amendment;
b.    a certificate of an officer of Borrower, certifying as to incumbency, organizational documents and authorization of this amendment; and
c.    such other certificates or documents as Lender or its counsel may reasonably request.
4.    Representations and Warranties. Borrower repeats and reaffirms the representations and warranties set forth in Article III of the Credit Agreement as though made on and as of the date hereof, except for representations or warranties that are made as of a particular date. Borrower also represents and warrants that the execution, delivery and performance of this Amendment, and the documents required herein, are within the corporate powers of Borrower, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of Borrower; (ii) violate any provision of the articles of incorporation or by-laws of Borrower or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or any subsidiary of Borrower; (iii) require the consent or approval of, or filing a registration with, any governmental body, agency or authority, other than routine filings with the U.S. Securities and Exchange Commission; or (iv) result in any breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of Borrower or any subsidiary of Borrower pursuant to, any indenture or other agreement or instrument under which Borrower or any subsidiary of Borrower is a party or by which it or its properties may be bound or affected. This Amendment constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.
5.    Obligations Enforceable, Etc. Borrower acknowledges and agrees that its obligations under the Credit Agreement are not subject to any offset, defense or counterclaim assertable by Borrower and that the Credit Agreement and the Loan Documents are valid, binding and fully enforceable according to their respective terms. Except as expressly provided above, the Credit Agreement and the Loan Documents shall remain in full force and effect, and this Amendment shall not release, discharge or satisfy any present or future debts, obligations or liabilities to Lender of Borrower or of any debtor, guarantor or other person or entity liable for payment or performance of any of such debts, obligations or liabilities of Borrower, or any security interest, lien or other collateral or security for any of such debts, obligations or liabilities of Borrower or such debtors, guarantors, or other persons or entities, or waive any default, and Lender expressly reserves all of its rights and remedies with respect to Borrower and all such debtors, guarantors or other persons or entities, and all such security interests, liens and other collateral and security. This is an amendment and not a novation. Without limiting the generality of the foregoing, all present and future debts, obligations and liabilities of Borrower under the Credit Agreement, as amended, are and shall continue to be secured by the Security Agreement and any other Collateral Documents.
6.    Fees and Expenses. As contemplated by Section 8.03(a) of the Credit Agreement, Borrower shall be responsible for the payment of all fees and out-of-pocket disbursements incurred by Lender in connection with the preparation, execution and delivery of this Amendment. Borrower further acknowledges and agrees that, pursuant to and on the terms set forth in such Section 8.03(a), Borrower is and shall be responsible for the payment of other fees, expenses, costs and charges arising under or relating to the Credit Agreement, as amended hereby, and the Loan Documents, as set forth in such Section 8.03(a).
7.    Entire Agreement. This Amendment and the other documents referred to herein contain the entire agreement between Lender and Borrower with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon Lender unless clearly expressed in this Agreement or in the other documents referred to herein.
8.    Miscellaneous. The provisions of this Amendment shall inure to the benefit of any holder of any Obligations, and shall inure to the benefit of and be binding upon any successor to any of the parties hereto. All agreements, representations and warranties made herein shall survive the execution of this Amendment and the making of the loans under the Credit Agreement, as so amended. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Wisconsin. This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

KOSS CORPORATION

By: /s/ David Smith______________________
Name: David Smith
Title: Executive Vice President and Chief          Financial Officer

JPMORGAN CHASE BANK, N.A.

By: /s/ Glenn M. Margraff
Name: Glenn M. Margraff
Title: Authorized Signatory

[Signature Page to Amendment No. 4 to Credit Agreement]